Exhibit 8.1
1001 Fourth Avenue, Suite 4500 | Seattle, Washington 98154-1192
206.624.3600 Telephone | 206.389.1708 Facsimile
www.riddellwilliams.com
May 9, 2008
Redhook Ale Brewery, Incorporated
14300 NE 145th Street, Suite 210
Woodinville, WA 98072-6950
Ladies and Gentlemen:
This opinion is being delivered to you in connection with a registration statement, as amended (the “Registration Statement”), on Form S-4, which includes a joint proxy statement/prospectus, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (File No. 333-149908) pursuant to the Agreement and Plan of Merger dated as of November 13, 2007, as amended, by and between Redhook Ale Brewery, Incorporated, a Washington corporation (“Redhook”), and Widmer Brothers Brewing Company, an Oregon corporation (“Widmer”), including exhibits and schedules thereto (the “Merger Agreement”). The Merger Agreement provides for the merger (the “Merger”) of Widmer with and into Redhook, with Redhook as the surviving entity, on the terms and conditions set forth therein.
All section references herein, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “ Code”).
We have acted as counsel to Redhook in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof), the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):
(a)	the Merger Agreement;

(b)	the Registration Statement;

(c)	a certificate regarding certain factual matters from an officer of Redhook and a certificate regarding certain factual matters from an officer of Widmer (collectively, the “Certificates”); and

(d)	such other instruments and documents as we have deemed necessary or appropriate.

Redhook Ale Brewery, Incorporated
May 9, 2008

In connection with rendering this opinion, we have assumed (without any independent investigation or verification) that:
(i)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(ii)	All representations, warranties, and statements made or agreed to by Redhook and Widmer and by their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to (x) those set forth in the Merger Agreement (including exhibits thereto), (y) those set forth in the Registration Statement, and (z) the factual statements made in the Certificates, are, or will be, true, complete and accurate at all relevant times;

(iii)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

(iv)	All covenants contained in the Merger Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof; and

(v)	The Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any provision thereof, and the Merger will be effective under applicable state laws.
Based upon and subject to our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed and believe that the discussion of federal income tax issues contained in the Registration Statement under the caption “THE MERGER — Material United States Federal Income Tax Consequences,” insofar as it relates to statements of law and legal conclusions, is correct in all material respects.
This opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, administrative regulations and published rulings and changes in those laws and Regulations could affect the opinions reached herein and could have retroactive effect. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise you of any such developments in the laws.

Redhook Ale Brewery, Incorporated
May 9, 2008

We express no opinion as to the applicability or effect of any other federal laws or any tax or other laws of any state or other jurisdiction. This opinion may not be relied upon except with respect to the consequences specifically discussed herein.
No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of any aspect of the Merger, and our opinion is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the Internal Revenue Service or rejected by a court.
No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.
This opinion is being delivered solely in connection with the filing of the Registration Statement. We consent to the reference to our firm under the caption “THE MERGER — Material United States Federal Income Tax Consequences” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Sincerely,
/s/ Frank C. Woodruff
Frank C. Woodruff
                of
RIDDELL WILLIAMS P.S.